Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has been changed to Caturano and Company, Inc.) dated March 30, 2010 relating to the consolidated financial statements of Ezenia!, Inc. and subsidiaries as of and for the year ended December 31, 2009 included in this Form 10-K into the Company’s previously filed Registration Statements on Form S-8 File Nos. 33-96192, 333-85245, 333-44984, 333-75824 and 333-125415.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

March 31, 2011